AMENDMENT TO CUSTODY AGREEMENT

     THIS AMENDMENT TO THE CUSTODY AGREEMENT is made as of January 12, 2009, by and between each fund listed on Exhibit A hereto (each the "Fund") and The Bank of New York Mellon, formerly known as, The Bank of New York, a New York corporation authorized to do a banking business, having its principal place of business at One Wall Street, New York, New York 10286 (hereinafter called the "Bank") shall be as follows:

                              W I T N E S S E T H:

     WHEREAS, the Fund and The Bank are parties to a Custody Agreement dated as of April 26, 2001 (the "Custody Agreement"), pursuant to which The Bank serves as the custodian for the Fund's portfolio; and

     WHEREAS, the Fund and The Bank desires to amend the Custody Agreement to render such custodial services to the Fund; and

     WHEREAS, the Custody Agreement, as expressly amended hereby, shall continue in full force and effect.

     NOW, THEREFORE, the parties hereby amend Exhibit A of the Custody Agreement to read in its entirety as follows:

     IN WITNESS WHEREOF, the parties hereto have executed this AMENDMENT TO CUSTODY AGREEMENT as of the day and year first above written.

               ON   BEHALF OF EACH OF THE FUNDS LISTED ON EXHIBIT A

                             /s/ Richard De Sanctis
                        By:_____________________________
                           Name: Richard De Sanctis
                           Title: Vice President

               THE  BANK OF NEW YORK MELLON

                              /s/ Andrew Pfeifer
                        By: _____________________________
                            Name: Andrew Pfeifer
                                  One Wall Street
                                  New York, NY  10286
                                  212-635-6314
                            Title:Vice President

LEGAL_US_E # 71392729.3


                                   Exhibit A

         Fund                                       Tax ID     SIC(1)           Address

California Daily Tax Free Income Fund, Inc.       13-3378458    MD         600 Fifth Avenue, NY, NY 10020

Connecticut Daily Tax Free Income Fund, Inc.      13-3260093    MD         600 Fifth Avenue, NY, NY 10020

Delafield Fund, Inc.                              13-3740311    MD         600 Fifth Avenue, NY, NY 10020

Florida Municipal Income Fund                     13-3782972    MA BT(2)   600 Fifth Avenue, NY, NY 10020

Daily Income Fund

      Money Market Portfolio                      13-3758369    MA BT(2)   600 Fifth Avenue, NY, NY 10020

      U.S. Treasury Portfolio                     13-3823514    MA BT(2)   600 Fifth Avenue, NY, NY 10020

      Government Portfolio                        20-5540434    MA BT(2)   600 Fifth Avenue, NY, NY 10020

      Municipal Portfolio                         20-5540482    MA BT(2)   600 Fifth Avenue, NY, NY 10020

New Jersey Daily Municipal Income Fund, Inc.      13-6957900    MD         600 Fifth Avenue, NY, NY 10020

New York Daily Tax Free Income Fund, Inc.         13-3211746    MD         600 Fifth Avenue, NY, NY 10020

Tax Exempt Proceeds Fund, Inc.                    13-3502852    MD         600 Fifth Avenue, NY, NY 10020

OFFSHORE FUNDS:

U.S. Dollar Floating Rate Fund, Ltd.              N/A           BVI Corp.  87 Mary Street,
                                                                           George Town, Grand Cayman KY1-9002
                                                                           British West Indies

Daily Dollar International, Ltd.                  N/A           Cayman     87 Mary Street,
(formerly Daily Dollar International, Ltd., II)                 Islands    George Town, Grand Cayman KY1-9002
                                                                Exempted   British West Indies
                                                                Company

--------------------
(1) SIC: State of Incorporation
(2) MA BT: Massachusetts Business Trust

LEGAL_US_E # 71392729.3